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                                                                     EXHIBIT 8.1

                                                                   April 2, 2001

WorldCom, Inc.
500 Clinton Center Drive
Clinton, Mississippi 39056

Ladies and Gentlemen:

    We have acted as special counsel to WorldCom, Inc., a Georgia corporation (the "Company"), in connection with the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission on the date hereof (the "Registration Statement"), which provides for the change of each share of the existing common stock of the Company into one share of WorldCom, Inc.--WorldCom Group Common Stock (the "WorldCom group stock") and 1/25 of a share of WorldCom, Inc.--MCI Group Common Stock (the "MCI group stock"). All capitalized terms used in this opinion letter and not otherwise defined herein shall have the meaning ascribed to such terms in the Proxy Statement and Prospectus that is part of the Registration Statement ("Proxy Statement/ Prospectus").

    In delivering this opinion letter, we have reviewed and relied upon the Proxy Statement/Prospectus and certain factual representations from management of the Company. In addition, we have examined such other documents, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies of documents submitted to us.

    Our examination of the Proxy Statement/Prospectus has, consistent with the nature of our engagement by the Company, not included a review or investigation of the information concerning the Company set forth therein or any other information set forth therein, and, accordingly, we express no opinion or view with respect thereto, except as set forth in the next paragraph.

    Based upon the foregoing, and subject to the qualifications and limitations stated herein and therein, we hereby confirm our opinions set forth in the Proxy Statement/Prospectus under the caption "Proposal 1--The Tracking Stock Proposal--U.S. Federal Income Tax Considerations."

    Our opinions are based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the law may cause the tax treatment of the transaction referred to herein to be materially different from that described above.

    We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

    We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the use of our name under the captions
"Proposal 1--The Tracking Stock Proposal--U.S. Federal Income Tax
Considerations" and "Legal and Tax Opinions" in the Proxy Statement/Prospectus.

                                          Very truly yours,
                                          /s/ SIMPSON THACHER & BARTLETT
                                          SIMPSON THACHER & BARTLETT